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                                                                 EXHIBIT 8.2
















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                                   [LETTERHEAD]


                                  August 7, 1996


Paragon Group, Inc.
7557 Rambler Road, Suite 1200
Dallas, Texas 75231

Gentlemen:

   We have acted as Texas tax counsel to Paragon Group, Inc. ("Paragon") in connection with Paragon's filing of a Registration Statement on Form S-3 with the Securities and Exchange Commission on April 16, 1996, as amended to the date hereof (the "Registration Statement"). In connection therewith, we have been asked to provide an opinion as to certain disclosures relating to Texas franchise tax matters contained in the Registration Statement. We are of the opinion that the discussion contained in the Registration Statement under the caption "Federal Income Tax Consideration -- Other Tax Considerations -- State and Local Taxes; Texas Franchise Tax" fairly summarizes the Texas franchise tax considerations that are likely to be material to a holder of shares of common stock of Paragon.

   We hereby consent to the use and filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement under the caption "Legal Matters".


                                        Sincerely,


                                        STUTZMAN & BROMBERG,
                                        A Professional Corporation


                                        By: /s/  Carl C. Christoff
                                            ----------------------------
                                            Carl C. Christoff,
                                            Vice President